Metal Management, Inc.

325 N. LaSalle Street • Suite 550

Chicago, Illinois 60610

www.mtlm.com

Nasdaq: MTLM

FOR IMMEDIATE RELEASE

METAL MANAGEMENT COMPLETES ACQUISITION OF MORRIS RECYCLING, INC.

Assets are Complementary to Metal Management’s Existing Footprint

Transaction Expected to Be Accretive

CHICAGO, IL – March 1, 2006 – Metal Management, Inc. (Nasdaq: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced that it has completed the acquisition of substantially all of the assets of privately held Morris Recycling, Inc. Terms of the transaction were not disclosed.

Morris Recycling is a leading full service scrap metal recycler serving Mississippi and portions of Arkansas, Tennessee and Alabama. Through its 10 operating facilities including a shredding plant on the Mississippi River, Morris Recycling handles approximately 240,000 tons of ferrous metals and 32 million pounds of nonferrous metals each year.

Daniel W. Dienst, Chairman, President and Chief Executive Officer of Metal Management said, “The Morris assets fit neatly into our existing footprint in the Mid-South region and advance our ambition to make Metal Management the largest, strongest and most profitable scrap metal recycler in North America. We expect that this acquisition will be accretive to Metal Management’s earnings per share, and will provide us with additional facilities from which to serve our important customers and consumers.”

Mr. Dienst continued, “This transaction exemplifies our disciplined approach to pursuing value-creating acquisitions that complement our existing operations. We have previously stated that by being patient Metal Management would find opportunities with characteristics that meet our stringent acquisition criteria: geography contiguous with existing Metal Management facilities, attractive transportation attributes, accretion to earnings and employees with a shared culture. We are fortunate to be able to check all of these boxes in acquiring the Morris business and we look forward to welcoming the Morris employees into the Metal Management family.”

Metal Management has received the necessary approval from its lenders to effect the transaction. The acquisition is being funded with Metal Management’s cash on hand.

About Metal Management, Inc.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states.

For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2005, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, and under funded defined benefit pension plans.

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Contacts

Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer Metal Management (312) 645-0700 rlarry@mtlm.com	Andrew B. Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 ext. 127 asiegel@joelefrank.com